Mail Stop 3561

      							November 3, 2005

Via U.S. Mail and Fax
Mr. Dale Kearns
Chief Financial Officer
Zi Corporation
Suite 2100, 840 - 7th Avenue S.W.
Calgary, Alberta Canada T2P 3G2

	RE:	Zi Corporation
      Form 20-F for the fiscal year ended December 31, 2004
		Filed April 5, 2005
		File No. 000-24018

Dear Mr. Kearns:


	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director